Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES THOMAS J. WASEKANES APPOINTED AS NEW SENIOR VICE PRESIDENT AND CHIEF LENDING OFFICER

Jenkintown, PA (September 3, 2008) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), announced today that Thomas J. Wasekanes has been promoted to Senior Vice President of the Company and Senior Vice President and Chief Lending Officer of the Company’s wholly owned subsidiary, Abington Bank (the “Bank”). Mr. Wasekanes will succeed Edward W. Gormley, who recently announced his retirement after 37 years with the Bank.

Mr. Wasekanes has been with the Bank since 1988, most recently serving as Vice President of Mortgage Lending. Mr. Wasekanes has diversified mortgage and real estate experience going back to 1976.

Robert W. White, Chairman, President and CEO of the Company, stated, “Tom is a great addition to our senior management team.”

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.  As of June 30, 2008, Abington Bancorp had $1.1 billion in total assets, $641.2 million in deposits and $247.6 million in stockholders’ equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and non-interest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.